Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOSTAR PHARMACEUTICALS SIGNS AGREEMENT
TO ACQUIRE SHAANXI WEINAN HUAREN PHARMACEUTICALS, LTD.

XIANYANG, China, October 11, 2011 -- Biostar Pharmaceuticals, Inc. (NASDAQ GM: BSPM) ("Biostar" or "the Company"), a developer, manufacturer and marketer of pharmaceutical and health supplement products for a variety of diseases and conditions, today announced that its wholly owned subsidiary, Shaanxi Aoxing Pharmaceutical, Ltd., entered into a Share Transfer Agreement (“Agreement”) to acquire Shaanxi Weinan Huaren Pharmaceuticals, Ltd. (“Shaanxi Weinan”) from the holders of 100% of equity interests in Shaanxi Weinan.  The aggregate purchase price is RMB 61 million (approximately USD$9.62 million), all cash and payable in several tranches, as discussed in detail below.

Shaanxi Weinan owns drug approvals and permits for a portfolio of 86 drugs and one health product, all of which, following the completion of this acquisition, will be added to the Company’s current drug portfolio. The Company anticipates to complete this acquisition on or before October 31, 2011, after all the closing conditions are met, as discussed below (the “Closing”).

Pursuant to the terms of the Agreement, the Company agreed to pay cash purchase consideration as follows:

•	RMB 30 million (approximately USD$4.73 million) was deposited with the Equity Holders on December 29, 2010,
•
RMB 15 million  (approximately USD$2.37 million) will be paid to the Equity Holders within three (3) business days as of the Closing Date (as defined below), provided they completed their respective share transfer registration with the applicable PRC authorities within 15 days of this Agreement, and

•
RMB 16 million (approximately USD$2.52 million) upon (i) the completion of the audit (by the auditing firm appointed by the Company) of Shaanxi Weinan’s financial statements for 2009 and 2010 and confirmation of its 2009 and 2010 revenues of at least RMB 21 million and RMB 28 million, respectively, and of the net profit after tax of at least 15%, and (ii) the Equity Holders have paid their respective individual income and other applicable taxes for the transfer of the Equity Ownership to be completed within 2 months of this Agreement, and have performed certain additional obligations under the Agreement, and (iii) there are no material change in the operations or finances of Shaanxi Weinan, at closing of the proposed acquisition.

Ronghua Wang, Biostar Pharmaceutical’s Chairman of the Board and Chief Executive Officer noted, “The Shaanxi Weinan’s portfolio of 86 drugs and one heath product, does not, for the most part, overlap with our current product line.  This acquisition should enable us to further increase our market share in the 25 provinces where we currently distribute and expand into the remaining provinces.  Upon closing, we will start marketing many of these products using our extensive sales network, which covers 25 provinces and over 11,000 rural medical sales outlets.  This acquisition is expected to be accretive to earnings in 2012.”

For more information about this Agreement, investors are encouraged to read the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2011.

About Biostar Pharmaceuticals, Inc.
Biostar Pharmaceuticals, Inc., through its wholly owned subsidiary and controlled affiliate in China, develops, manufactures and markets pharmaceutical and health supplement products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar currently manufactures two broad-based OTC products, two prescription-based pharmaceuticals, one medical device and five health supplements. For more information please visit: http://www.biostarpharmaceuticals.com.

Safe Harbor relating to the Forward-Looking Statements
Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The company uses words and phrases such as "guidance," "forecasted," "projects," "is expected," "remain confident," "will" and similar expressions to identify forward-looking statements in this press release, including forward-looking statements. Undue reliance should not be placed on forward-looking information. Forward-looking information is based on current expectations, estimates and projections that involve a number of risks, which could cause actual results to vary and in some instances to differ materially from those anticipated by Biostar and described in the forward-looking information contained in this news release. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the Company’s ability to complete this acquisition, its ability to capitalize on the market opportunities presented by such acquisition, regulatory and other related approvals relating to the proposed acquisition, the Company’s ability to integrate this proposed acquisition into its current operations, its ability to complete the audit and other closing conditions relating to the proposed acquisition,  success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our most recent Annual Report on Form 10-K for the year ended December 31, 2010, and other subsequent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

For more information contact:

BioStar Pharmaceuticals, Inc.	The Equity Group, Inc.
Zack Pan, CFO	Lena Cati
Tel: 405-996-8829	Tel: 212 836-9611
Email: zpan@aoxing-group.com	Email: lcati@equityny.com